UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2015

Ventas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On January 16, 2015, Ventas, Inc. (“Ventas”) completed its acquisition of American Realty Capital Healthcare Trust, Inc. (“HCT”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 1, 2014, as amended (the “Merger Agreement”), by and among Ventas, HCT, Stripe Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Ventas (“Merger Sub”), Stripe OP, LP, a Delaware limited partnership of which Merger Sub was the sole general partner prior to the acquisition (“OP Merger Sub”), and American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership of which HCT was the sole general partner prior to the acquisition (the “OP”).  Pursuant to the Merger Agreement, on January 16, 2015, HCT merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of Ventas, and immediately thereafter OP Merger Sub merged with and into the OP (the “Partnership Merger” and together with the Merger, the “Mergers”), with the OP continuing as the surviving partnership and a wholly owned subsidiary of Merger Sub with the name “Ventas Realty Capital Healthcare Trust Operating Partnership, L.P.” (the “Surviving Partnership”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share (“HCT Common Stock”), of HCT issued and outstanding immediately prior thereto (other than shares owned by HCT, Ventas or any of their respective wholly owned subsidiaries, which shares were canceled) was converted into the right to receive either (i) 0.1688 of a share of common stock, par value $0.25 per share (“Ventas Common Stock”), of Ventas (the “Stock Consideration”), with cash paid in lieu of fractional shares, or (ii) $11.33 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), at the election of each HCT stockholder.  Each share of HCT Common Stock in respect of which a valid stock or cash election was not made on or prior to the election deadline in accordance with the terms of the Merger Agreement was converted into the right to receive the Stock Consideration, and because the number of shares of HCT Common Stock for which a valid cash election was made prior to the election deadline was less than 10% of the outstanding shares of HCT Common Stock, no proration of Cash Consideration was necessary under the Merger Agreement.

Each restricted share of HCT Common Stock granted pursuant to HCT’s equity plans and outstanding immediately prior to the Effective Time vested in full immediately prior to the Effective Time and was entitled to receive the Merger Consideration determined in accordance with, and otherwise subject to the terms and conditions of, the Merger Agreement.

Ventas issued approximately 28.4 million shares of Ventas Common Stock and paid an aggregate amount of approximately $11.1 million in cash (excluding cash in lieu of fractional shares) to HCT stockholders as Merger Consideration.

At the effective time of the Partnership Merger, each OP limited partnership unit issued and outstanding immediately prior thereto, including the 5,613,374 units issued to American Realty Capital Healthcare Special Limited Partnership, LLC and 1,443,897 units held by individual affiliates of American Realty Capital Healthcare Advisors, LLC, was converted into a newly created class of limited partnership units of the Surviving Partnership (“Class C Units”) at the 0.1688 exchange ratio payable to HCT stockholders in the Merger, net of any Class C Units withheld to pay taxes. Also at the effective time of the Partnership Merger, the Second Amended and Restated Agreement of Limited Partnership of the Surviving Partnership was amended and restated as contemplated by the Merger Agreement. Subject to the terms of the amended and restated

limited partnership agreement of the Surviving Partnership, each Class C Unit is entitled to distributions payable in respect of one share of Ventas Common Stock and is redeemable for one share of Ventas Common Stock (subject to adjustment upon the occurrence of certain events), or, at Ventas’s election, an equivalent amount in cash.

The description of the Merger Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Ventas on June 1, 2014, as amended pursuant to the First Amendment to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Ventas on September 16, 2014, each of which is incorporated in this Item 2.01 by reference.

A copy of the press release issued by Ventas and HCT on January 16, 2015 announcing the completion of the Merger is filed herewith as Exhibit 99.1 and is incorporated in this Item 2.01 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

Financial statements of HCT’s portfolio of properties acquired and any additional information specified by Rule 3-14 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report is required to be filed.

(b)  Pro Forma Financial Information.

Pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report is required to be filed.

(c)  Shell Company Transactions.

Not applicable.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press release issued by Ventas and HCT on January 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: January 20, 2015	By:	/s/ Kristen M. Benson
	Name:	Kristen M. Benson
	Title:	Senior Vice President, Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Ventas and HCT on January 16, 2015.